EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of May 28, 1987, by and between TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC. (the "Employer"), a Delaware corporation, with offices c/o Zeus Components, Inc. ("Zeus"), 100 Midland Avenue, Port Chester, New York and MALCOLM BACA, residing at 24611 Catalonia, Mission Viejo, California 92691 (the "Employee").

                              W I T N E S S E T H :

     WHEREAS, the Employee has served and continues to serve as the Corporate National Strategic Accounts Manager of Zeus;

     WHEREAS, the Employer is a wholly-owned subsidiary of Zeus which has been created to develop a data base of certain components for military equipment;

     WHEREAS, the Employer desires that the Employee enter into this Employment Agreement and the Employee is willing to enter into this Employment Agreement for his services as Vice President of Sales and Marketing of the Employer, all on the terms and subject to the conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

     1. Definitions. Except as otherwise defined in this Agreement, as used herein, the following terms shall have the meanings hereinafter set forth:

          (a) "Business Day" shall mean a day on which banks are open for business in both Los Angeles, California and New York, New York.

          (b) "Invoice Price" shall mean the invoiced price of any good or service of the Employer at its facility, excluding any taxes, freight, shipping, handling, insurance, export fees, duties or other such charges, discounts, rebates, adjustments, allowances, credits, voided transactions, refunds, commissions paid to third parties, costs of collection, or similar charges.

          (c) "Invoice" shall mean the bill or other document which reflects the good or service of the Employer and the invoice price therefor.

          (d) "Year" shall mean the period commencing on the date hereof and ending on April 30, 1988, and each twelve (12) month period thereafter during the term of this Employment Agreement, or if this Employment Agreement shall terminate prior to the completion of a twelve month period, the term "Year" shall also mean such shorter period from the preceding April 30 through the date on which this Employment Agreement shall end.

     2. Employment. The Employer hereby employs the Employee as Vice President of Sales and Marketing of the Employer. During the term of his employment, but subject to the provision of Paragraph 5(b) hereof, the Employee shall devote all of his business time, attention, energies and effort to the business of the Employer and shall use his best efforts to promote the business of the Employer, and the Employee hereby accepts such employment and agrees to serve the Employer in such capacity, subject to and upon the terms and conditions set forth herein.

     3. Employee's Duties. The Employee shall develop and market to customers and supervise all subordinate employees to develop and market a data base of certain components for military, aerospace and high reliability commercial equipment. The Employee shall abide by all rules, regulations and policies established by the Board of Directors. The Employee shall carry out all duties and activities assigned to him by the Board of Directors of the Employer or by its President.

     4. Term of Employment. The Employee shall be employed hereunder for a term commencing as of the date hereof and terminating April 30, 1992; provided, however, that the Employee hereby is granted a single right to elect to automatically extend the term of this Employment Agreement for one additional period of five (5) years on the same terms and conditions contained herein, from the period May 1, 1992 through April 30, 1997. Such election shall be exercised by the Employee giving the Employer written notice of the Employee's decision to so extend this Employment Agreement on a date which shall be no later than January 31, 1992. The Employee shall only have the right to elect to extend his term of employment if, at the time of such election and at the commencement of the second five year term of employment hereunder, the Employee shall then be an employee of the Employer, this Employment Agreement shall be in full force and effect, and the Employee shall not be in default hereunder. Notwithstanding the foregoing, this Employment Agreement and the Employee's employment hereunder shall be subject to earlier termination pursuant to the provisions of this Employment Agreement (said period during which the Employee is employed pursuant to this Employment Agreement is herein referred to as the "Employment Period").

     5. Employee's Compensation.

     (a) The Employee shall receive as his entire compensation for all services rendered to the Employer with respect to each Year of the Employment Period, subject to applicable withholding for federal income tax, FICA, state and local income taxes and other appropriate charges, the total of (i) $120,000 (the weekly portion of such amount, being $2,307.69, shall be paid to the Employee weekly in arrears) and (ii) an amount equal to five percent (5%) of all revenues representing payment (or partial payment) of each Invoice Price (such revenues being hereinafter called the "Invoice Payments") received by the Employer during each Year or, with respect to the last Year of Employment Period, received during or after such Year with respect to such Year, except that if any Year of the term of this Employment Agreement shall be for less than a twelve month period, the Employee's right to receive weekly payments of $2,307.69 referred to in Paragraph 5(a)(i) hereof shall continue only so long as required by Paragraph 9 hereof. In addition to the foregoing, the Employee's compensation shall be subject to the following additional terms:

     (I)  A.   The Employer and the Employee shall calculate  monthly the amount of Invoice Payments received during the month preceding the month in which the calculation is made (the amount of each such calculation being herein called the "Monthly Estimate"), and during each month of the Employment Period, shall pay the Employee an amount equal to five percent (5%) of such Monthly
               Estimate.

          B. The Employee shall continue to have a right to receive an amount equal to five percent (5%) of all Invoice Payments, whenever received by the Employer, which are based on invoices dated and billed within the Employment Period and forwarded within such period to customers of the Employer with respect to completed goods and services; provided, however, for purposes of calculating the maximum compensation to which the Employee shall be entitled in any Year, such Invoice Payments, if received subsequent to the last Year of the Employment Period, shall be deemed to have been received in such last Year.

     (II) A. Notwithstanding the provisions of division I of this Paragraph 5(a), the maximum compensation which the Employee may receive under this Paragraph 5(a) with respect to any twelve month Year shall not exceed $350,000 on an annual basis, subject only to adjustment as otherwise set forth at Paragraph 5(a) IIC hereof.

          B. In calculating the maximum compensation to which the Employee shall be entitled in any Year less than a twelve month period, such compensation shall not exceed an amount equal to the product of $350,000 and a fraction, the numerator of which shall be the number of days in such Year which shall be included within the Employment Period and the denominator of which shall be 365.

          C. The $350,000 annual maximum set forth in this Paragraph 5(a)II shall be adjusted within thirty (30) days after the end of each Year to reflect, with respect to the next succeeding Year, the increase in the United States National Consumer Price Index, "ALL URBAN CONSUMER'S (C.P.I. - U.) (1967-100), as compiled by the United States Bureau of Labor Statistics for each such Year just completed; provided, however, that in no event shall the increase to such annual maximum exceed $10,000 for any such Year.

          (ii) With respect to each annual auditing period, the certified public accountants auditing the books and records of the Employer shall make a final determination of the Invoice Payments received by the Employer for such period, and the Employer and the Employee shall make any necessary adjustment in the Employee's compensation for such period in the event an overpayment or an underpayment has been made to the Employee. The decisions of such certified public accountants shall be conclusive and binding.

     (b) The parties hereto acknowledge that to the date hereof the Employee has been employed by Zeus and, although not an employee of Zeus as of the date hereof, may hereafter be called upon to contribute additional services to Zeus. The Employee agrees that Zeus may contract with the Employer for up to 25 percent of the Employee's time and services in or with respect to any Year within the Employment Period. The Employee agrees to perform such services on behalf of Zeus as shall be the subject of a separate agreement between Zeus and Employer. Notwithstanding any services so rendered to Zeus, the Employer shall be solely responsible for the payment of all compensation due to the Employee pursuant to this Employment Agreement. The Employee shall not be entitled to any separate or additional compensation by virtue of any services so rendered to Zeus.

     (c) In addition to the compensation provided for in this Paragraph 5, the Employee shall be entitled to be reimbursed for reasonable business expenses necessarily incurred by him in the performance of his duties hereunder, upon presentation of vouchers indicating the amount and business purpose of each expenditure, with such back-up documentation as the Employer shall reasonably require to comply with the requirements of the Internal Revenue Service regarding substantiation of travel, entertainment and other business expenditures. Unless such expenses have been included in a budget or budgets previously approved by the Board of Directors of the Employer, the same shall be subject to review and approval by the Board of Directors, which approval shall not be unreasonably withheld or delayed.

     (d) The Employee shall be eligible to participate in all pension, group health, life insurance, hospital and medical plans and in all other employee "fringe" benefits of the Employer which are generally provided to employees of the Employer or to employees of Zeus (or any subsidiaries of Zeus) with responsibilities and positions equivalent to those of the Employee. During the term of this Employment Agreement, the Employer shall obtain and maintain for the benefit of the Employee, insurance in the amount of $200,000 on the life of the Employee. The Employee (or any person selected by the Employee), shall be the owner of such policy. The foregoing provisions shall be binding on the Employer only so long as the Employee remains insurable without any material increase in premiums because of health related reasons of the Employee. In addition to the foregoing, the Employer intends to develop a stock option plan in which the Employee will be permitted to participate.

     (e) Until June 30, 1990, the Employee shall be entitled to three weeks' annual vacation with pay. From and after July 1, 1990, the Employee shall be entitled to four weeks annual vacation with pay. Each such vacation shall be prorated for any portion of a Year within the

Employment Period. Such vacation shall be taken at such time or times so as not to interfere with the Employee's duties to the Employer. The Employee shall not be entitled to accumulate vacation from one Year to the next Year without Board approval.

     (f) The parties hereto recognize that from time to time Zeus (and any individual, partnership, corporation, trust or other entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with Zeus ("control" meaning, for the purposes of this provision, 50% or more voting control or equity) hereinafter referred to as a "Zeus Related Person") may make loans to the Employer instead of making capital contributions to the Employer. In such event, the Employer and the Employee agree that any repayment of the principal of such loans (but not including a repayment in which the funds therefor are being provided by a third party institutional lender), to Zeus (and any and all Zeus Related Persons) will be matched by the payment of a separate amount to the Employee, such that the ratio of the principal amount paid to Zeus (and any and all Zeus Related Persons) and the separate amount paid to the Employee will be in the same ratio as the stock ownership of Zeus (and any and all Zeus Related Persons) will be matched by the payment of a separate amount to the Employee, such that the ratio of the principal amount paid to Zeus (and any and all Zeus Related Persons) and the separate amount paid to the Employee will be in the same ratio as the stock ownership of Zeus (and any and all Zeus Related Persons) in the Employer will be to the stock ownership of the Employee in the Employer. Notwithstanding the foregoing, any payments made to the Employee pursuant to this Paragraph 5(f) shall not be subject to the maximum compensation limitations set forth in this Employment Agreement, nor shall such payments be credited against other amounts payable to the Employee pursuant to Paragraph 5(a) hereof. The foregoing provision shall be inapplicable from and after the date at which any or all of the shares of stock of the employer shall be registered under Section 12 or 15(d) of the Securities Exchange Act of 1934, as amended.

     6. Non-Competition. The Employer and the Employee recognize and agree that the Employee's services are special and unique, and that for these reasons a covenant on the Employee's part not to compete anywhere in the continental United States during the Employment Period and for a reasonable period after any termination of this Employment Agreement is essential to protect the business of the Employer. The restrictions to be imposed on the Employee pursuant to this Paragraph 6 shall not be applicable if, and only if, the Employee's employment hereunder shall have been terminated by the Employer "without good cause", as more particularly set forth at Paragraph 8(d) hereof. Accordingly, the Employer and the Employee agree that during the Employment Period and (i) for a period of six months commencing immediately after the Employment Period, in the event the Employment Period shall terminate pursuant to Paragraph 8(a) (iii) hereof, and (ii) for a period of two years commencing immediately after the Employment Period, in the event the Employment Period shall terminate for any other reason (except a termination "without good cause" as hereinabove described), the Employee will not, directly or indirectly, including as an officer, director, employee, consultant, partner of any entity, or as a stockholder owning more than 10% of a corporation whose shares are publicly traded, engage in any business or solicit or accept any accounts in the field of military electronic component service data management or in any other field in which the Employer (Transition Analysis Component Technology, Inc.) is actively engaged within the twelve (12) month immediately preceding the date of termination of the Employment period.

     It is recognized by the parties hereto that actual damages for breach of a covenant of this nature are difficult if not impossible to prove with precision; therefore, except as limited herein it is agreed that this agreement not to compete shall be enforceable by prohibitory injunction.

     7. Records. All reports, records, contracts, memoranda, correspondence, surveys or other writings, information or data prepared, learned or discovered by the Employee or furnished to him during the Employment Period, or during any prior period in which he shall have been employed at Zeus, shall become and remain the sole and exclusive property of the Employer or Zeus, as the case may be, for all purposes and uses whatsoever. Throughout the Employment Period and thereafter, the Employee shall not divulge, furnish or make accessible to any third party, and shall maintain the confidentiality of, all confidential information or proprietary property prepared, learned or discovered by him or furnished to him during the Employment Period or during any prior period in which he shall have been employed at Zeus, including, without limitation, any and all trade secrets, customer lists, contracts, costs, sales or other financial or business data or information.

     8. Termination of Employment.

     (a) The Employment Period shall terminate upon the earliest of the dates specified below:

          (i) the close of business on the date as of which the Employment Period hereunder shall have terminated as provided in Paragraph 4 hereof;

          (ii) the close of business on the date sixty (60) days after the last day of the month in which the death of the Employee shall have occurred;

          (iii) the close of business on the date as of which the Employer shall have given the Employee written notice of the termination of his employment hereunder as a result of a "disability" for the required period having occurred (as defined in Paragraph 8(b) hereof);

          (iv) the close of business on the date as of which the Employee shall terminate his employment hereunder in violation of the terms of this Employment Agreement; or

          (v) the close of business on the date as of which the Employer shall have given the Employee written notice of the termination of his employment for "good cause" or "without good cause" (as defined in subparagraphs (c) and (d) of this Paragraph 8).

     (b) For purposes of this Employment Agreement, the term "disability" shall mean that by reason of a physical or mental illness which has continued for more than six (6) consecutive months or for shorter periods which have aggregated more than six (6) months in any consecutive twelve (12) month period, the Employee has been substantially unable to render services of the character contemplated by this Employment Agreement (reasonable vacation excepted).

     (c) For purposes of this Employment Agreement, the term "good cause" shall mean that any one of the following conditions exists or any one of the following events has occurred: (i) continued refusal by the Employee to perform such duties as may reasonably be delegated or assigned to him, consistent with his position, by the Employer; (ii) substantial and continued inattention to or continued neglect by the employee of his duties hereunder; or (iii) willful misconduct or gross negligence, theft, fraud, embezzlement or conviction of a felony by the Employee.

     (d) Termination "without good cause" shall mean any termination of employment under Paragraph 8(a)(v) hereof which is not a termination for good cause, or which is not a termination as a result of the occurrence of any of the events described at Paragraph 8(a)(i), (ii), (iii) or (iv) hereof.

     9. Effect of Termination.

     (a) In the event that the Employment Period is terminated for any reason provided in Paragraph 8 hereof other than a termination without good cause, the Employer shall only be liable for that portion of the annual gross compensation provided for in Paragraph 5 hereof to which the Employee shall be entitled during or with respect to the Employment Period, plus an amount equal to the product of (i) $2,307.69 and (ii) the number of twelve month periods (or any part of any such period) which have elapsed between July 5, 1978 and the date of such termination.

     (b) In the event that the Employment Period is terminated without good cause, as provided in Paragraph 8(a)(v) hereof, the Employee's compensation will continue until April 30, 1992, if such termination shall have occurred prior to such date or April 30, 1997, if such termination shall have occurred subsequent to April 30, 1992 and prior to April 30, 1997, provided the Employee shall have exercised his option to renew his employment hereunder. Notwithstanding anything herein to the contrary, any compensation otherwise payable hereunder shall cease on the close of business on the date sixty (60) days after the last day of the month in which the death of the Employee has occurred.

     (c) The Employer shall pay any funds to which the Employee is entitled and which is set forth in this Paragraph 9 to the Employee, his estate or legal representative, as the case may be.

     (d) In the event that during the Employment Period the Employee shall be entitled to and shall actually receive disability benefits (other than those paid for exclusively by the Employee), the benefits so received shall reduce the compensation to be paid to the Employee pursuant to Paragraph 5 hereof to the extent of the benefits so received.

     (e) The Employee hereby consents to the Employer obtaining insurance on the life of the Employee, the proceeds of which shall be the property of the Employer or its designee. The Employee shall cooperate with the Employer with respect to any examination or documentation required of the Employee with respect to the obtaining of such insurance.

     10. Arbitration.

     10.1 Disputes Determined by Arbitration. Any and all disputes and controversies arising out of or in connection with this Employment Agreement or with respect to the construction and interpretation hereof, or concerning the rights of any one or more parties hereto or the respective obligations of each party hereto to each other party hereto, shall be determined by arbitration in the County of Westchester, in accordance with and pursuant to the then existing rules of the American Arbitration Association. The decision of a single arbitrator chosen by said Association shall be binding upon the parties hereto with the same force and effect as a decision or judgment of any court of competent jurisdiction. Any party hereto shall be entitled to have a judgment based upon the decision of said arbitrator entered by a court of competent jurisdiction.

     10.2 Notice. Any party seeking arbitration shall serve ten (10) days' notice by certified mail, return receipt requested, upon the other party hereto, setting forth the difference or differences that he or it desires to arbitrate. Any party hereto shall be entitled to compel arbitration hereunder.

     10.3 Expenses. The expenses of such arbitration shall be borne equally between or among the parties seeking the arbitration.

     11. Effective Date. This Employment Agreement shall become effective as of the date hereof and, from and after that time, shall extend to and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns, executors, administrators or other legal representatives and their respective legatees and distributees.

     12. Notices. Any notice required or permitted by this Employment Agreement shall be given by registered or certified mail, return receipt requested, addressed to the Employer at its then principal office or to the Employee at his residence address, or to any party hereto at such other address or addresses as it or he may from time to time specify for the purpose in a notice similarly given to the other party.

     13. Applicable Law. This Employment Agreement is made and delivered in the State of New York and shall be construed and enforced in accordance with the laws of the State of New York.

     14. Entire Understanding. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and there are no agreements, representations or warranties relating to the subject matter not herein set forth. This Employment Agreement supersedes any prior written or oral agreement or understandings relating to the subject matter hereof. No modification of this Employment Agreement shall be valid unless in writing and signed by the parties hereto. A waiver of the breach of any term or condition of this Employment Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

     15. Unenforceability. If any provision of this Employment Agreement shall to any extent be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     16. Miscellaneous. The Employee warrants and represents that there is no other agreement in force which prohibits him from entering into this Employment Agreement or otherwise performing services for the Employer, or which will be violated in any way by his entering into this Employment Agreement.

     17. Employee's Auditing of Employer's Books and Records

     (a) The Employer agrees to make and keep full and accurate books and records describing all activities under this Agreement in sufficient detail to enable all compensation payable to the Employee hereunder to be determined. In addition, the Employer agrees to cause certified financial statements to be prepared annually by the independent auditors of the Employer, and when available to distribute a copy thereof to the Employee. During the Employment Period, the Employer agrees to make available to the Employee any internal financial statements prepared for or by the Employer.

     (b) On thirty (30) days prior notice to the Employer, but not more frequently than one time in any twelve month period, the Employee and his certified public accountants and other auditors shall, with respect to any Year, have limited access to such of the books and records of the Employer as shall be reasonably necessary to determine the Employer's Invoice, Invoice Prices and Invoice Payments for such Year, and the Employee shall have the right to make copies therefrom at the Employee's expense. The Employee, his certified public accountants and other auditors, but not more frequently than one time in any twelve month period, shall have such access at all reasonable times and from time to time during normal business hours during the term of this Agreement and for a period of two (2) years after its expiration or termination, as the case may be.

     (c) The Employee agrees to hold confidential all information learned in the course of any examination of the Employer's books and records hereunder, except when it is necessary for the Employee to reveal such information in order to enforce his rights under this Agreement, and except when compelled by law.

     18. Conversion To Dollars. If any Invoice Payment is made in a currency other than dollars, such Invoice Payment shall be converted into dollars promptly after such Invoice Payment is received by the Employer. Payments due and owing to the Employee pursuant to the Agreement shall be paid in dollars to the Employee.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Employment Agreement as of the day and year first above written.

                                             TRANSITION ANALYSIS
                                             COMPONENT TECHNOLOGY, INC.

ATTEST:

                                                     By:
                                                        ------------------------
                                                              Employer

-----------------------------
      Secretary

                                                     --------------------------
                                                        Malcolm Baca, Employee

WITNESS:

-----------------------------